SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 21, 2007

VCampus Corporation

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-21421	54-1290319
(Commission File Number)	(IRS Employer ID Number)

1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  (703) 893-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

As part of the Company’s ongoing efforts to negotiate a settlement with its landlord for the payment of rents due under the Reston lease, the Company agreed to a Consent Order entered before the General District Court for Fairfax County, Virginia on or about September 21, 2007, pursuant to which the Company has consented to entry of judgment in favor of its landlord for possession of the premises.  However, the landlord’s right to an Order of Possession will terminate upon the Company’s payment in full to landlord of certain agreed upon installment payments.  Pursuant to this payment plan, the Company remitted $40,000 to its landlord on or about September 24, 2007 and must remit $7,500 to the landlord each week for the following four weeks thereafter, along with a final payment of $125,698 no later than October 31, 2007.  If the Company fails to make any of these payments or any regular lease payments thereafter, the landlord would be entitled to take immediate possession of the premises.  The Company continues to work with its landlord in an effort to satisfy these obligations or otherwise negotiate a mutually agreeable termination of the lease or to sublease the premises.  The Company believes it could secure alternative space for its Reston operations in a relatively short period of time, but completing such transition could disrupt operations until the transition were completed.  The Company is working to secure the additional capital it needs to satisfy its obligations under the lease and for operations.

Item 4.01.  Changes in Registrant’s Certifying Accountant.

On September 21, 2007, Reznick Group, P.C. (“Reznick”), the Company’s independent auditor, notified the Company that Reznick was resigning as the Company’s independent auditor effective on September 21, 2007.  Reznick determined, based solely on its own business reasons, that it was no longer in the best interest of Reznick or the Company for Reznick to continue to serve as the Company’s independent auditor beyond that date.

The decision to change independent auditors was not recommended by the Company’s Audit Committee, but in response to the notification, the Audit Committee did approve the change and authorized the initiation of a search for a new independent auditor.  The Audit Committee intends to engage, prior to the annual shareholder’s meeting, a regional audit firm that it believes will be more compatible with the Company’s relatively small size.

The reports of Reznick on the consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2005 and 2006 contained no adverse opinion or disclaimer of opinion, nor were the reports modified or qualified as to uncertainty, audit scope or accounting principles, except that their report dated April 11, 2007 contained an explanatory paragraph regarding their having substantial doubt about the Company’s ability to continue as a going concern.

In connection with Reznick’s audits for the fiscal years ended December 31, 2005 and December 31, 2006, and during the subsequent interim period through the date hereof, there were no disagreements with Reznick on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if they had occurred and not been resolved to the satisfaction of Reznick, would have caused Reznick to make reference to such disagreements in its reports on the consolidated financial statements for those years.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the Company’s fiscal years ended December 31, 2006 and 2005, or the subsequent interim period through the date hereof.

As required by Item 304(a)(3) of Regulation S-K, the Company has provided Reznick with a copy of the foregoing disclosures. Reznick has furnished the Company with a letter addressed to the SEC stating that it agrees with the statements made by the Company in this Item 4.01, a copy of which is attached hereto as an exhibit.

Item 8.01.  Other Events.

                As previously announced, the Company is currently in the process of completing a CFO-transition plan.  As part of its CFO-transition plan, Mr. Jim Brady was employed by the Company as Vice President of Finance in July 2007 with the expectation that Mr. Brady would thereafter be transitioned to the position of full time CFO.  The Company remains in the process of transitioning Mr. Brady to his role as the Company’s full time CFO.  While the Company continues the transition process, the Company’s Chief Executive Officer, Narasimhan P. Kannan, will continue to serve as acting CFO.

Pursuant to a notice from the OTC Bulletin Board dated August 21, 2007, and as a result of the Company’s ongoing failure to timely file its quarterly report on Form 10-Q for the quarter ended June 30, 2007, trading in the Company’s shares was transitioned from the OTC Bulletin Board to the Pink Sheets effective on September 24, 2007.  The Company is continuing its efforts to complete and file its quarterly report for the second quarter as soon as possible, subject to the Company’s appointment of a new outside auditor and such auditor’s completion of its necessary quarterly review of the Company’s financial statements.

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits

16.1                       Letter from Reznick Group, PC to the Securities and Exchange Commission dated September 27, 2007.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VCAMPUS CORPORATION

Date: September 27, 2007
/s/ Narasimhan P. Kannan
Narasimhan P. Kannan
Chief Executive Officer